Exhibit 3.48

ARTICLES OF INCORPORATION

ARTICLE I.

The name of the corporation is Troy Vines, Incorporated.

ARTICLE II.

The duration is perpetual.

ARTICLE III.

The purposes are: the transaction of any and all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act.

ARTICLE IV.

The corporation is authorized to issue shares as follows: 100,000 shares having no par value.

ARTICLE V.

The corporation will not commence business until it has received for the issuance of shares consideration of the value of One Thousand Dollars, consisting of money, labor done, or property actually received.

ARTICLE VI.

The street address of the registered office is 2217 North Big Spring Street, Suite C, Midland, Texas; the name of the registered agent at such address is Thomas O. Harrell, Jr.

ARTICLE VII.

The number of initial directors are two: The names and addresses of the initial directors are:

Troy J. Vines 709 S. Weatherford Midland, Texas 79701	Imogene Vines 709 S. Weatherford Midland, Texas 79701

ARTICLE VIII.

The incorporators are over 18 years of age; their names and addresses are:

Troy J. Vines 709 S. Weatherford Midland, Texas 79701	Imogene Vines 709 S. Weatherford Midland, Texas 79701

/s/ Troy J. Vines

TROY J. VINES

/s/ Imogene Vines

IMOGENE VINES

Sworn to April 18, 1979.

NOTARY PUBLIC in and for
Midland County, Texas